Exhibit 10.54

                         Spectrum Organic Products, Inc.

                          STANDARDS OF BUSINESS ETHICS

INTRODUCTION
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Spectrum Organic Products, Inc. ("Spectrum" or the "Company") is a proven leader in the natural products industry in several categories and has maintained a long-term commitment to professional conduct and high ethical standards. The integrity of our employees (hereinafter referred to as "associates") and the intent of the Company that all its actions be based upon sound ethical principles have been a cornerstone of the Company's philosophy. Because we are comprised of diverse individuals and because we have associates working in multiple locations, the Company has created the following Standards of Business Ethics (the "Standards") to provide a clear understanding of the ethical principles by which we will operate the Company:

1. To comply in all material respects with all laws and regulations applicable to our business and to maintain the highest standards of ethical conduct in the operation of our business and in our dealings with associates, customers and competitors;

2. To treat all applicants and associates with dignity and respect and to provide equal employment opportunities, based on bona fide job qualifications, without regard to race, color, religion, national origin, gender, sexual orientation, age, physical or mental disability, marital status, family care status, or veteran status; recognizing that the Company is made up of individuals - each of whom has different capabilities and potentials - all of which are necessary for the success of the Company;

3. To take prompt action to address associate questions, concerns, or complaints regarding unsafe work conditions, discrimination, or any other matter involving the terms and conditions of their employment, and to provide associates with information relative to the process of voicing questions or concerns;

4. To continually plan for the future so that we can shape our destiny instead of letting events overtake us; making all decisions in light of what is right for the good of the whole company, rather than what is expedient in a given situation;

5. To recognize that our customers, suppliers, associates, shareholders and the communities that we serve are the reason for our existence and that we maintain a focus on all of our constituencies as we run our business in an ethical and forthright manner; and

6. To use the highest ethical standards to guide our business dealings to ensure that we are always proud to represent the Company and to discharge the responsibilities of corporate and individual citizenship in a manner that earns the respect of our industry and the community.

As individuals and as a corporate entity, we must endeavor to uphold these standards so that we are respected as individuals and as an organization. It is important that these high standards be observed in all contacts made by our associates with customers, suppliers and the general public, as well as with fellow associates.

Associates of the Company have a responsibility to always act in the best interests of the Company. Associates must maintain the highest degree of integrity to ensure the Company's ability to conduct its business at the same high level. Specifically, associates have an obligation to avoid any involvements, where the possibility of some private or personal advantage or gain could produce a conflict between self-interest and the interest of the Company.

In an effort to inform all Spectrum associates of Company policy with regards to business ethics, the Company has created the following guidelines to ensure a full understanding of the Company's standards of business ethics. These guidelines are not in lieu of any laws or regulations that pertain to certain activities the Company is involved in. Spectrum requires compliance in all material respects with all applicable laws and regulations everywhere that the Company does business.

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I.   CONFLICTS OF INTEREST

     Associates of Spectrum should avoid situations where their personal interests may conflict with the interests of the Company. Conflicts of interest arise where an individual's position or responsibilities with the Company present an opportunity for personal gain apart from the normal rewards of employment. They also arise where an associate's personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties may cause an associate to compromise their responsibilities to the Company for personal gain.

     As it is not possible to detail every situation where conflicts of interests may arise, the Company has developed a specific policy with regard to Insider Trading, Gifts and Confidentiality.

     The following policies cover some of the areas that have a significant potential for conflict:

     A. Speculation in Spectrum Securities and Misuse of Inside Information

        1. Associates who know of any material fact about the Company that has not been disclosed to the public (commonly known as "insider information"), are prohibited by law from taking advantage of any purchaser or seller of the Company's securities who is not privy to such information. Associates may not engage in any transaction in the Company's securities based upon such information until such information is disclosed to the public. In addition, associates may not provide insider information to others. Misuse of insider information may result in civil and criminal penalties.

                Generally a material fact is one that a prudent investor would consider important in reaching a decision to buy or sell the security involved. Examples of material facts are: knowledge of significant new products or discoveries, unexpected changes in sales or earnings figures, major contracts and plans for stock splits, acquisitions or mergers.

                Restrictions discussed in this Section also apply to insider information relating to the Company's customers and suppliers.

                Associates who have questions regarding the sale or purchase of the Company securities under circumstances where these laws and regulations might apply should consult with the Company's Chief Financial Officer.

                All associates will receive a separate document regarding the Company's insider trading policy.

        2. Associates should not disclose data or information of a confidential nature concerning the Company or its products to anyone not employed by the Company, except where such information is disclosed in the course of an associate's normal business activities and the Company has obtained from the recipient a written undertaking to protect such confidential information from misuse or unauthorized disclosure. Disclosure of confidential information can be harmful to the Company and could be the basis for legal action against both the Company and the associate disclosing the information.

        3. An associate should not acquire any interest in real estate or in any business, which he knows the Company to be interested in acquiring.

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        B. Personal Financial Interest

           Each associate should avoid any outside financial interest that might influence his decisions or actions as a Company employee. Such outside interest could include, among other things:

           1. A personal or family interest in an enterprise that has business relations with the Company, either as a customer or a supplier, if such financial interest represents a material part of the associate's net worth or income.

           2. An investment in another business that competes with the Company, if the investment represents a material part of the income or net worth of the associate. Investment in a mutual fund or similar passive investment entity, which in turn maintains an investment in another business that competes with the Company, is allowed so long as the Associate has no management control over the passive entity.

     C.   Outside Activities

          Associates should avoid outside employment or activities that would impair effective performance of their responsibilities to the Company, either because of excessive demands on their time or because of the nature of the employment or activity. Any Associate who desires to practice the trade or profession for which he was hired by the Company outside the scope of his Company employment must obtain prior written approval from the Company's Chief Executive Officer.


II.  COMPETITIVE PRACTICES

     The Company believes that fair competition is fundamental to the continuation of the free enterprise system.

     A.   Fair Competition

          Our policy is to provide the best possible products to our customers and to sell on the merits of our own products - not by disparaging competitors or their products.

          Disparaging remarks include not only false statements, but also information that is misleading or simply unfair. Even factually correct material can be disparaging, if it is derogatory and irrelevant to the particular sales situation. This includes casting doubt on a competitor's capabilities or making unfair comparisons, up to and including, the use of subtle hints or innuendoes in this regard.

     B.   Competitive Intelligence

          No associate may attempt, through improper means, to acquire a competitor's trade secrets or other proprietary or confidential information. This includes lists of customers or information about company facilities, capacities, technical developments or operations. Such improper means include, among other things, industrial espionage, hiring competitors' employees with the sole objective of obtaining confidential information, urging competitive personnel or customers to disclose confidential information or any other approach that is not open and above board.

          Confidential information may be obtained only if its owner clearly consents to its disclosure and if the Company's receipt of this information has been properly approved.

     C.   Competitive Agreements

          The Company will not enter into arrangements that restrict its ability to compete with other businesses or the ability of any other business organization to compete fairly with the Company.

          No associate may enter into or discuss any arrangement or understanding with a third party that restricts the Company's pricing policies, terms upon which its products may be sold to others, the number and type of products manufactured or sold, or that which might in any way be construed as dividing customers or sales territories with a competitor.

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III. CONFIDENTIALITY OF COMPANY MATERIAL

     Associates may, in the course of their employment, come into contact with customer lists, electronic data and other information regarding the Company's pricing, operations and business that is of a confidential and proprietary nature not readily available to competition, outside parties or the general public. Associates have an obligation to maintain such information in strict confidence both during and after employment with the Company. Likewise, all equipment, notebooks, documents, files, books and other materials, which the associate may prepare, use or possess during the course of his employment, are property of the Company and may not be taken or used after employment terminates.


IV.  DEALINGS WITH SUPPLIERS

     The Company is a valuable customer for many suppliers. People who want to do business or continue to do business with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company's needs.

     A.   Reciprocity

          Reciprocity is a harmful practice and a hindrance to assuring purchase of the best available materials or services at the lowest possible prices. A supplier of goods or services to the Company will not be asked to buy goods and services from the Company in order to become or to continue as a supplier.

          Associates should not attempt to influence the Company's suppliers to purchase goods or services from the Company or from any customer of the Company in order to get its business. In arriving at purchasing decisions, associates should not favor firms who are customers of the Company.

     B.   "Kickbacks" and Rebates

          Company purchases of goods or services must not lead to the Company's associates or their families receiving personal kickbacks or rebates. Associates or their families must not accept any form of undisclosed payment or favor.

     C.   Receipt of Gifts and Entertainment

          Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they may be misunderstood. They may appear as attempts to bribe an associate to direct the Company's business to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards apply to the receipt of gifts or entertainment by Company associates:

          1.   Gifts

               Associates may not solicit gifts, gratuities or any other personal benefit or favor of any kind from any supplier or potential supplier. Gifts include not only merchandise and products, but they also include personal services, theater tickets and tickets to sporting events. Associates may not accept gifts of money.

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               Associates may accept unsolicited non-money gifts provided:

               (a)  they are items of nominal intrinsic value - $100 or less, or

               (b) they are advertising or promotional materials, clearly marked with company or brand names.

               The Chief Executive Officer or Chief Financial Officer should be consulted where gifts of more than $100 in value are offered to any associate by a company with which Spectrum does business.

          2.   Entertainment

               Associates should not encourage or solicit entertainment from any individual or company with which Spectrum does business. Entertainment includes, but is not limited to, activities such as dinner parties, theater parties, or sporting events.

               From time to time, associates may accept unsolicited entertainment, but only under the following conditions:

               (a)  The entertainment occurs infrequently;

               (b)  It involves reasonable, not lavish, expenditures; and

               (c) The entertainment takes place in settings that are appropriate and fitting to associates and their hosts.

          3. "Reasonableness" of gifts and or entertainment shall be defined by the value of such gifts and/or entertainment. Gifts of more than $100 in value, entertainment that exceeds "usual" hospitality or common courtesies usually associated with accepted business practice, shall be considered unreasonable and therefore not acceptable.


V.   DEALINGS WITH CUSTOMERS, SUPPLIERS, POTENTIAL CUSTOMERS & SUPPLIERS

     Associates should deal with customers, suppliers, and potential customers or suppliers honestly and fairly. Bribes, kickbacks, under-the-table payments or other improper favors to customers, suppliers or their representatives are not to be given or accepted. There should be no strings attached to doing business with the Company.


VI.  DEALINGS WITH PUBLIC OFFICIALS

     Laws and regulations require certain associates to be in contact with public officials on a wide variety of matters. Associates with these contacts have a special responsibility to uphold the Company's reputation. No associate shall make any form of payment, direct or indirect, to any public official as inducement to having a law or regulation enacted or defeated.

     From time to time, associates may entertain public officials, but only under the following circumstances:

     1.   The entertainment is not solicited by the public official;

     2.   The entertainment occurs infrequently;

     3.   It does not involve lavish expenditures; and

     4. The setting and type of entertainment is appropriate and fitting to our associates and the public official.


VII. APPLICATION OF THE FOREIGN CORRUPT PRACTICES ACT

     The Company requires full compliance with the Foreign Corrupt Practices Act
     (FCPA) by all of its associates, consultants, agents, distributors, and resellers. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

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          1.   Influencing any act, or failure to act, in the official capacity of that foreign official or party

          2. Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

          All Spectrum associates are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company.


VIII.     POLITICAL ACTIVITIES AND CONTRIBUTIONS

          No assets of the Company--including associate's work time, use of company premises, use of company equipment, or direct monetary payments--may be contributed to any political candidate, political actions committees (a.k.a. "PACs"), or political party without the express written permission of the Chairman of the Board or Chief Executive Officer. Of course, associates may participate in any political activities of their choice on an individual basis, with their own money and on their own time.


IX.       INTEGRITY OF RECORDS AND FINANCIAL REPORTS

          The integrity of the Company's record keeping and reporting systems shall be maintained at all times. Associates are forbidden to use, authorize, or condone the use of "off-the-books" bookkeeping, secret accounts, unrecorded bank accounts, slush funds, falsified books or any other devices that could be utilized to distort records or reports of the Company's true operating results and financial condition.


 X.       USE OF AGENTS AND NON-EMPLOYEES

          Associates shall not use agents or others to circumvent the law or to engage in practices that run contrary to the Company's Standards of Business Ethics.


XI.       CONTINUANCE OF EXISTING PERSONNEL POLICIES, RULES AND PERFORMANCE
          STANDARDS

          The Company has personnel policies, rules and standards for associate performance that continue in force. These Standards of Business Ethics are intended to supplement and amplify those established personnel policies, guidelines and standards. The Company is committed to building an environment of mutual respect that promotes teamwork through honesty, fairness and decency. Our workplace is highly challenging and demands a strong commitment to excellence.

          A. The best team is also a diverse team. Recruitment and retention of a diverse associate workforce allows the Company to tap into the vast resources that all associates can offer. Our ability to manage our own diversity and to respond to a diverse marketplace is vital to the success and future of our business. Valuing the differences that each associate brings to our workplace allows associates to produce their best work for themselves, for our customers and for our shareholders.

               Spectrum fully supports equal opportunity in all facets of its business. Discrimination of any kind will not be tolerated. No associate, applicant for employment or customer will be treated in a discriminatory manner because of his or her race, color, religion, national origin, gender, sexual orientation, age, physical or mental disability, family care status, marital status or veteran status.

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          B.   The Company is committed to providing a workplace that is safe and healthy. Harassment of associates for any reason, including sexual harassment will not be tolerated. Not only is it against the law, but it also devalues its victims, decreases productivity and damages morale.

               Any Spectrum associate who feels he or she has been discriminated against or harassed, or feels he or she has witnessed such action, should promptly report the incident to his or her manager or the Human Resources Manager. Managers shall take immediate action once a complaint has been made known to them and shall work with the human resources department to investigate and address all complaints.

               Appropriate, prompt, corrective and disciplinary action will be taken, if improper conduct has occurred.


XII.      STANDARDS COMPLIANCE

          A.   Initial Distribution

               1. Current associates designated to receive these Standards of Business Ethics will receive their copies immediately after publication.

               2. Future associates designated to receive these Standards of Business Ethics will receive their copies at the time of hire.

          B.   Acknowledgement

               Each designated associate will:

               1.   Become thoroughly familiar with the Standards.

               2. Resolve any doubts or questions about the Standards with his or her manager.

               3. Inform his or her manager of any existing holdings or activities that might be or may appear to be at variance with the Standards.

               4. Prepare a written disclosure of such information upon request of his or her manager.

               5. Upon request of his or her manager, correct any variance with these Standards to bring holdings and activities into full compliance.

               6. Sign the verification and turn it in to his or her manager, who will make it a part of the associate's permanent employment records.

          C.   Maintaining Compliance

               1. Each associate shall read and develop an understanding of the Standards and shall abide by them.

               2. Managers will develop awareness on the part of their associates of the importance of adhering to the Standards.

               3. Designated associates will annually acknowledge in writing their understanding of the Standards and their compliance with them.

               4. Associates will inform their managers of any situation or activity that might be, or appears to be, at variance with the Standards.

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          D.   Audit of Compliance

               Regular audits of the Company may include procedures to test compliance with the Standards of Business Ethics.


XIII. SPECIAL ETHICS OBLIGATIONS FOR ASSOCIATES WITH FINANCIAL REPORTING RESPONSIBILITIES

          As a public company, it is of critical importance that Spectrum's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, associates may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. Spectrum expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

          The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. The Chief Executive Officer, Chief Financial Officer and the Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of Spectrum's financial results and condition.

          Because of this special role, the Chief Executive Officer, Chief Financial Officer and all the members of Spectrum's Finance Department are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Ethics, each agrees that he or she will:

          1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

          2. Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that Spectrum files with, or submits to, government agencies and in other public communications.

          3. Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

          4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

          5. Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

          6. Share knowledge and maintain skills important and relevant to shareholder's needs.

          7. Proactively promote and be an example of ethical behavior among peers in the work environment and the community.

          8. Maintain responsible use of and control over all assets and resources employed or entrusted.

          9. Promptly report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

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XIV.      STANDARDS VIOLATIONS

          Associates should immediately report any suspected violation of the Standards to the Chief Executive Officer, Chief Financial Officer or Human Resources Manager. Such individuals receiving such reports should promptly and thoroughly investigate them and consult with the Chief Executive Officer or Chief Financial Officer. If a violation is discovered, appropriate corrective action shall be taken immediately.

          The Company also maintains a "whistleblower" feature for any associate to anonymously report any suspected violation of the Standards. The whistleblower feature consists of a voice-mail box on the Company phone system (extension 3252) that is accessible only by the Chairman of the Audit Committee of the Board of Directors. Any associate may confidentially leave a message in that mail box on any issue or concern whatsoever, which will trigger an internal investigation. If that investigation leads to the discovery of a Standards violation, appropriate corrective action will be taken immediately. There will never be any recrimination of any kind whatsoever against any associate who utilizes the Company's whistleblower feature.


XV.       UPDATING

          The Company will periodically review the Standards and make appropriate additions or changes. Associates will be fully informed of all changes to the Standards.